Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-            ) pertaining to the Cirrus Logic, Inc. 2006 Stock Incentive Plan, amended and restated as of July 28, 2014 of our reports dated May 28, 2014, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended March 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

December 15, 2014